Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-4 of our report (which contains explanatory paragraphs relating to the restatement of the 2022 consolidated financial statements as discussed in Notes 1 and 22 to the consolidated financial statements and the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated February 12, 2024, relating to the consolidated financial statements of AIRO Group Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

February 12, 2024